Exhibit 10.1

Share Purchase Agreement

Share Purchase Agreement

Between

Zhibao Technology Co., Ltd.

and

Xuegeng Zhao, Qin’er Ye

concerning

Zhonglian Jinan Insurance Brokers Co., Ltd.

Date: July 2, 2025

Share Purchase Agreement

i

Share Purchase Agreement

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “Agreement”) is entered into by and between the parties on July 2, 2025 (the “Signing Date”).

1.	Zhibao Technology Co., Ltd. is a limited liability company established and validly existing in accordance with the laws of the People’s Republic of China. Unified social credit code: 91310000MA1K32U85W; Legal representative: Ma Botao; Residence: Building 10, No. 860, Xinyang Road, Lingang New Area, China (Shanghai) Pilot Free Trade Zone. (hereinafter referred to as the “Transferee” or “Zhibao Technology”).

2.	Xuegeng Zhao is a Chinese natural person. ID number: 330822195703150015; Address: Room 604, No. 31, Lane 988, Zhongshan West Road, Haishu District, Ningbo City, Zhejiang Province;

3.	Qin’er Ye is a Chinese natural person. ID number: 330501198101180626; Address: Room 202, Unit 1, Building 19, Huaxing Apartment, No. 230, Fengxi Road, Bottle Kiln Town, Yuhang District, Hangzhou City, Zhejiang Province. (Together with “Xuegeng Zhao”, the “Transferor”).

4.	Zhonglian Jinan Insurance Brokers Co., Ltd. is a limited liability company established and validly existing in accordance with the laws of the PRC. Unified social credit code: 91330201773838737K; Legal representative: Xuegeng Zhao; Address: Room 410-9, Hon Hai Commercial Building, Ningbo Free Trade Zone, Zhejiang Province. (hereinafter referred to as “Zhonglian” or “Target Company”).

In this Agreement, “Transferor”, “Transferee” and “Target Company” are collectively referred to as “Parties” and individually referred to as “Parties.”

PREFACE

A.	As a leader in the digital transformation of China’s insurance brokerage industry, Zhibao Technology provides customized digital insurance solutions for B channel scenarios such as Internet platforms, large and medium-sized enterprises, and government agencies with the help of its 2B2C scenario embedded business model, embeds existing business processes in scenarios, and provides digital insurance brokerage services for C users in the scenarios. As a pioneer in the underwriting agency business (MGU) in China’s insurance industry, Zhibao Technology can assist insurance companies in completing all core insurance businesses in the field of health insurance, including insurance product design, underwriting, risk control, claims, reinsurance, sales and supplier management, and is one of the main providers of high-end medical insurance services in China’s insurance market. Since its establishment more than eight years ago, Zhibao Technology has cooperated with more than 1,500 B channel scenarios, and jointly provided professional insurance brokerage services for tens of millions of individuals and micro, small and medium-sized enterprise customers (C). The ultimate holding company of Zhibao Technology, Zhibao Technology Inc., a Cayman Island exempted company, has been listed on the NASDAQ since April 2024 under the ticker symbol ZBAO.

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B.	Zhonglian is a national insurance brokerage company registered in Ningbo in accordance with the laws of the People’s Republic of China and legally existing with the qualification to operate Internet insurance brokerage business. The registered capital is RMB 50,000,000 and the paid-in capital is RMB 50,000,000. As of the date of signing of this Agreement, the shareholding structure of Zhonglian is shown in the following table:

Name of shareholder	Paid-in capital contribution (RMB10,000)	Percentage of capital contribution	Method of funding
Xuegeng Zhao	3600	72%	Cash
Qin’er Ye	1400	28%	Cash
total	5000	100%	-

C.	In order to achieve complementary advantages and cooperative development, the parties to this Agreement and related parties signed an Investment Agreement (the “Investment Agreement”) in November 2024, stipulating that the transferee will invest in Zhonglian and the business of Zhonglian will be gradually merged into the transferee.

D.	On the basis of the Investment Agreement, the parties to this Agreement intend to make supplementary arrangements on the acquisition of 51% equity interest in Zhonglian by Zhibao Technology and the corporate governance of Zhonglian after the acquisition.

E.	Prior to the signing of this Agreement, the transferee has conducted preliminary due diligence, is aware of the financial status of the Target Company and has no objection to it, and agrees to transfer the Target Equity according to the current situation disclosed by the transferor.

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Share Purchase Agreement

In view of this, and based on the mutual promises, agreements and undertakings set forth in this Agreement, the parties intend to be legally bound by it and hereby agree as follows:

ARTICLE I

DEFINITIONS AND DEFINITIONS

1.1	Definitions. Unless otherwise agreed in the text of this Agreement or otherwise specified, the designations, abbreviations and terms used in the text of this Agreement shall be construed in accordance with the following definitions in this Article

“Zhibao Technology” or “Transferee”	Zhibao Technology Co., Ltd.

“Assignor”	Refers to Xuegeng Zhao and Qin’er Ye.

“Zhibao Group”	Refers to all holding subsidiaries (as of the date of signing this Agreement, including Sunshine Insurance Brokers, Shanghai Anyi Network Technology Co., Ltd., and Shanghai Zhibao Health Management Co., Ltd., unless otherwise agreed by the parties), branches, branches or economic entities over which the company can actually control or jointly control them in any form, directly or indirectly established by Zhibao Technology.

“Zhonglian” or “Target Company”	Refers to Zhonglian Jinan Insurance Brokers Limited.

“Zhonglian Business”	Refers to the business carried out by Zhonglian and proposed to be incorporated into the transferee.

“The Acquisition”	In accordance with the conditions agreed in this Agreement, Zhibao Technology transferred 51% of the equity interest in Zhonglian held by the Transferor at a valuation of RMB 50 million (post-investment valuation) for RMB 25.5 million.

“Target Equity”	Refers to the 51% equity of the Target Company that the transferor intends to transfer to Zhibao Technology in accordance with the provisions of this Agreement, corresponding to a registered capital of RMB25.5 million and a paid-in capital of RMB25.5 million.

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“Acquisition Money”	Refers to the purchase price of the Target Equity to be paid by the transferee to the Transferor in accordance with this Agreement, totaling RMB25.5 million.

“Performance Target”	Within one year from the delivery date, the brokerage fee (and service fee) incurred by the Zhonglian business (including the business carried out in the form of joint brokerage, the business for which premiums have been incurred but the brokerage fee has not yet been settled, and the revenue in the consolidated financial statements) that have been merged into the Group will not be less than RMB200 million.

“Related Parties”	It means, if any of the following circumstances exist between any two parties, either party will be deemed to be an affiliate of the other party: (i) either party directly or indirectly controls or has common control with the other party; (ii) either party exerts, directly or indirectly, significant influence over the decisions of the other party (including, but not limited to, being able to control or jointly control a party’s board of directors or governing body, directing or setting the direction of the other party’s management and policies, whether through voting rights, contracts, agreements, or otherwise); (iii) the parties are simultaneously controlled or under common control with third parties; (iv) either party is a close family member, concert party, nominee or beneficiary of the trust of the other party; or (v) an affiliate of either party has such a relationship with the other party.

“Investment Agreement”	Refers to the Investment Agreement signed by the parties to this Agreement in November 2024.

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“Delivery Date”	It refers to the date on which the transferee transfers the full amount of the first instalment of the purchase price to the bank account designated by the transferor.

“China”	means the People’s Republic of China, for the purposes of this Agreement only, excluding the Hong Kong Special Administrative Region of the People’s Republic of China, the Macao Special Administrative Region of the People’s Republic of China and the Taiwan Region.

“Weekdays”	Refers to any day other than Saturdays, Sundays and Chinese public holidays.

“Meta”	Refers to the Chinese Yuan.

1.2	Definitions. In this Agreement, unless otherwise specified, the following:

(1)	The persons mentioned include natural and legal persons, other social organizations and other legal entities;

(2)	any legal entity mentioned includes its successors and successors to its rights and obligations;

(3)	the contract or agreement referred to includes its annexes and any amendments and supplements;

(4)	References to terms and schedules refer only to the terms and schedules of this Agreement;

(5)	The headings of this Agreement are for convenience only and shall not be used to construed this Agreement;

(6)	Words such as “above”, “below”, “within”, “within”, “without” or similar words contain this number;

(7)	The words “greater than”, “less than”, “exceeding”, “under” or similar words do not contain this number.

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ARTICLE II

PURCHASE AND SALE OF Target Equity

2.1	Buy and sell. On the premise of complying with the terms and conditions of this Agreement, the transferor shall sell and transfer to the transferee, and the transferee shall purchase and transfer the Target Equity from the transferor, that is, 51% of the equity of the Target Company (corresponding to the registered capital of RMB25.5 million and paid-in capital of RMB25.5 million), of which Xuegeng Zhao shall Sell and transfer 23 % of the equity of the Target Company (corresponding to the registered capital of RMB11.50 million, paid-in capital contribution RMB11.50 million), and Qin’er Ye shall sell and transfer 28% of the equity of the Target Company (corresponding to the registered capital of RMB14 million, paid-in capital contribution RMB14 million ) to the transferee.

2.2	Purchase price. The transferee shall acquire the Target Equity for a total price of RMB 25.5 million (“Acquisition Money”) based on a valuation of RMB 50 million (post-investment valuation), which is subject to final adjustment and confirmation in accordance with Article 4 of this Agreement. Of the RMB 25.5 million, RMB 11.5 million will be paid to Xuegeng Zhao, and RMB 14 million will be paid to Qin’er Ye.

2.3	Share capital and shareholding structure. After the acquisition, the specific shareholding structure of the Target Company is as follows:

Name of shareholder	Subscribed capital contribution (10,000 yuan).	Paid-in capital contribution (10,000 yuan)	Percentage of capital contribution	Method of funding
Zhibao Technology Co., Ltd	2550	2550	51%	Cash
Xuegeng Zhao	2450	2450	49%	Cash
total	5000	5000	100%	-

2.4	Acquisition method. The parties agree that, unless otherwise agreed in this Agreement, the transferee shall pay the purchase price to the transferor in installments. For the avoidance of doubt, from the date on which the transferor receives the first instalment of the purchase price paid by the transferee, the transferee has obtained the shareholders’ rights and interests corresponding to the entire Target Equity (i.e. 51% equity of Zhonglian) regardless of whether the transferee has been registered as a shareholder of the company.

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ARTICLE III

PAYMENT AND DELIVERY OF THE PURCHASE PRICE

3.1	Prerequisites for the payment of the purchase price in each instalment.

3.1.1	The parties agree that payment of the first instalment of the purchase price shall be subject to the satisfaction of all of the following conditions or waiver of such conditions in writing by Zhibao Technology:

(1)	This Agreement has been validly signed and entered into force by all parties;

(2)	The shareholders’ meeting of Zhonglian passed the resolution on the acquisition (including the transfer of the Target Equity, the establishment of the board of directors in accordance with the corporate governance arrangements stipulated in Article 9 of this Agreement and the corresponding amendment to the articles of association), and other shareholders except the TransferorTransferor waived their pre-emptive rights;

(3)	The materials required for the registration of the Target Equity transfer (including but not limited to the equity transfer agreement, the resolution of the shareholders’ meeting, and the new articles of association/amendments to the articles of association) have been signed;

(4)	The representations and warranties made by the Target Company and the transferor in this Agreement and Annex 1 to this Agreement are true, complete and accurate as of the date of payment of the first instalment of the purchase price;

(5)	During the period from the signing of this Agreement to the payment of the first instalment of the purchase price, no new circumstances have occurred or may occur that have a material adverse impact on the Target Company (except for the circumstances agreed in this Agreement).

3.1.2	The parties agree that payment of the second instalment of the purchase price shall be subject to the satisfaction of all of the following conditions or waiver of such conditions in writing by Zhibao Technology:

(1)	The conditions precedent for the payment of the first instalment of the purchase price have been fully satisfied;

(2)	The Target Equity has been delivered, the post-closing obligations mentioned in Clause 3.5.1 and Clause 3.5.2 have been fully completed, except for the failure to complete the aforesaid post-closing obligations on time due to reasons attributable to the transferee;

(3)	The representations and warranties made by the Target Company and the transferor in this Agreement and Appendix 1 to this Agreement are true, complete and accurate as of the date of payment of the second instalment of the purchase price;

(4)	During the period from the signing of this Agreement to the payment of the second instalment of the purchase price, the Transferor shall comply with the restrictive obligations of the transitional period under Articles 8.4 and 8.5 of this Agreement, and no new circumstances have occurred or may occur that have a material adverse impact on the Target Company.

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3.1.3	The parties agree that payment of the third instalment of the purchase price shall be subject to the satisfaction of all of the following conditions or waiver of such conditions in writing by Zhibao Technology:

(1)	The conditions precedent for the payment of the second instalment of the purchase price have been fully satisfied;

(2)	The representations and warranties made by the Target Company and the transferor in this Agreement and Appendix 1 to this Agreement are true, complete and accurate as of the date of payment of the third instalment of the purchase price;

(3)	During the period from the signing of this Agreement to the payment of the third instalment of the purchase price, the transferor shall comply with the restrictive obligations of the transition period under Articles 8.4 and 8.5 of this Agreement, and no new circumstances shall occur that may have a material adverse impact on the Target Company.

3.1.4	The parties agree that payment of the fourth instalment of the purchase price shall be subject to the satisfaction of all of the following conditions or waiver of such conditions in writing by Zhibao Technology:

(1)	The conditions precedent for the payment of the third instalment of the purchase price have been fully satisfied;

(2)	The post-closing obligations referred to in Clause 3.5.3 have been fully completed, except for the failure to complete the aforesaid post-closing obligations on time due to reasons attributable to the transferee;

(3)	Zhonglian has completed the Performance Target, that is, the brokerage fee (and service fee) generated by the Zhonglian business (including the business carried out in the form of joint brokerage, the business that has incurred premiums but the brokerage fee has not yet been settled, and the income from the consolidated financial statements) that have been merged into the Zhibao Group within one year from the date of delivery, or the equity purchase price has been adjusted in accordance with Article 4 although Zhonglian has not achieved the Performance Target.

3.2	Arrangement of payment of Acquisition Money for each period.

3.2.1	The parties agree that, unless otherwise agreed in this Agreement, Zhibao Technology shall pay the Acquisition Money in the following schedules:

●	the first installment of the Acquisition Money of RMB7.65 million (i.e., 30% of the Acquisition Money) by July 31, 2025, subject to the satisfaction of the conditions precedent to the payment of the Acquisition Money for each instalment as stipulated in Clause 3.1 of this Agreement)；

●	the second instalment of the purchase price of RMB7.65 million (i.e. 30% of the purchase price) by July 31, 2025;

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●	the third instalment of the purchase price of RMB7.65 million (i.e. 30% of the purchase price) by January 31, 2026;

●	The fourth installment of the purchase price (i.e. 10% of the purchase price) shall be paid within 30 days following the first anniversary of the delivery date, with a provisional estimate of RMB 2.55 million, which is subject to adjustment and confirmation in accordance with Article 4 of this Agreement, and along with the first three installments, adding together equal to 100% of the Acquisition Money.

3.2.2	The Target Company and the transferor shall issue written proof of the satisfaction of the conditions precedent and payment notice to the Target Company after all the conditions precedent for the payment of the purchase price mentioned in clause 3.1 of this Agreement have been fulfilled (except for the matters that need to be completed or confirmed on the date of payment, or otherwise waived or waived by Zhibao Technology in writing).

3.3	Settlement arrangement.

3.3.1	Delivery date. The delivery date under this Agreement refers to the date on which the transferee transfers the full amount of the first instalment of the purchase price to the bank account designated by the transferor.

3.3.2	The Target Company and the transferor shall issue to the transferee a scanned copy of the capital contribution certificate and the register of shareholders stamped by the Target Company and signed by the legal representative on the delivery date to prove that the transferee has become a shareholder of the Target Company and holds 51% of the equity of the Target Company. The Target Company and the transferor shall provide the transferee with an original signed copy of the capital contribution certificate and the register of shareholders within five (5) business days after the delivery date.

3.4	Division of rights and responsibilities.

3.4.1	From the delivery date, the transferee shall enjoy all the rights and interests of the Target Equity (including the right to dividends or bonus distribution), and at the same time bear the company’s operational risks and other shareholder obligations stipulated in the articles of association according to the proportion of the Target Equity;

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3.4.2	From the delivery date, the Target Company shall be governed and managed in accordance with the provisions of Article 9 of this Agreement;

3.4.3	Liabilities, liabilities (loans, guarantees, expenses not incurred in the ordinary course of business), fines, penalties, claims, recourse, litigation and related attorneys’ fees and other legal costs incurred before the Delivery date or arising from the acts and events incurred before the Delivery date, undisclosed taxes and fees payable, related to the Target Equity, shall be borne by the Transferor. If such liabilities/liabilities cause the Target Company or the transferee to bear any payment obligations, the Transferor shall indemnify and hold harmless the Target Company and/or the Transferee for such liabilities/debts, as well as all related costs and losses arising therefrom, and the transferor shall be jointly and severally liable. The transferee shall have the right to make an equal deduction from the unpaid purchase price (if any) or separately require the transferor to bear it, and the transferor shall not require the transferee to bear the liability for breach of contract. However, the payables, tax payables and compliance fees of the Target Company arising from the normal operation of the Target Company that have been disclosed by the transferor and the Target Company to the transferee and have not been disputed shall still be borne by the Target Company.

3.4.4	The parties confirm that the book profits and claims (if any) of Zhonglian are owned by the transferor before the delivery date, and the recovered money shall be enjoyed by the transferor, but the transferor shall also be responsible for the taxes and expenses incurred in handling the claims. The transferee/Target Company cooperates with the provision of authorization documents and other necessary procedures. However, the receivables and subsidies arising from normal operation are still enjoyed by the Target Company.

3.4.5	For the avoidance of doubt, the transferor shall comply with Section 3.4.3, and 3.4.4. The changes in the financial statements of the Target Company caused by the agreement in Article 4 do not belong to the “any new circumstances that have a material adverse impact on the Target Company” in the conditions precedent for the payment of the Acquisition Money in each period in Article 3.1, nor do they belong to the corresponding “statement deviation” in the representations and warranties of the Target Company and the transferor in Annex 1, and do not affect the valuation of the Target Equity and the payment of the purchase price.

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3.5	Post-Delivery Obligations.

3.5.1	Within twenty (20) business days after the delivery date, the Target Company and the transferor shall go through the industrial and commercial change/industrial and commercial filing procedures for the adjustment of the composition of the board of directors of the Target Company in accordance with the corporate governance arrangements agreed in Article 9 of this Agreement and the corresponding amendments to the articles of association.

Within thirty (30) business days after the date on which the transferor receives the third installment of the purchase price paid by the transferee, the industrial and commercial change registration procedures for the Target Equity shall be completed, and 5 1% of the equity shall be registered in the name of the transferee with the local government. However, failure to go through the industrial and commercial change registration formalities will not affect the delivery, nor will it affect the transferee’s rights as shareholders from the delivery date.

3.5.2	After the delivery date, before June 30, 2025, the Target Company and the transferor shall cooperate with the transferee to manage the accounts of the Target Company and audit it in accordance with the acquisition standards of the U.S. listed company. The expenses incurred due to bookkeeping and auditing shall be borne by the Target Company. The Transferor and the Target Company only cooperate in providing information, and the transferee shall preside over and be responsible for the accounting and auditing, and if the Transferor and the Target Company cannot complete the accounting or audit on time due to the cooperation of the Transferor and the Target Company, the performance of this Agreement will not be affected.

3.5.3	The Target Company and the Transferor shall, within ten (10) business days after the date on which the Transferor receive the third installment of the Acquisition Money paid by the transferee, transfer the relevant documents and assets of Zhonglian Jinan to the personnel designated by Zhibao Technology for management and sign the “Handover List” to confirm the transfer matters, including but not limited to:

1)	All seals (including but not limited to official seals, financial seals, contract seals, legal representative seals, and seals reserved by other banks), licenses (including but not limited to business licenses, business licenses/approvals/filing certificates), financial information (including but not limited to bank account opening certificates, bank UKey, bank account login and review account numbers, passwords, financial account books and vouchers);

2)	Cheque book of the Target Company, or the parties (to be) void in an appropriate manner.

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ARTICLE IV

PERFORMANCE COMMITMENTS

4.1	The parties agree that if the brokerage fee (and service fee) of Zhonglian’s business (including the business carried out in the form of joint brokerage, the business whose premiums have been incurred but the brokerage fee has not yet been settled, and the income from the consolidated financial statements) that are actually incorporated into the Zhibao Group within one year after the delivery date deviate from the Performance Target by more than 30% (i.e., if the brokerage fee (and service fee) incurred by the business of Zhonglian, which is actually incorporated into Zhibao Group within one year after the delivery date, is less than RMB140 million, the transferee has the right to decide to adjust the purchase price in the following ways, and the Transferor shall compensate the transferee in cash, and the cash compensation calculation formula is:

Cash compensation = acquisition money of RMB25.5 million × (RMB140 million - brokerage fee (and service fee) generated by the business of Zhonglian, which was actually merged into Zhibao Group within 1 year after the delivery date/ RMB140 million.

4.2	The maximum amount of cash compensation stipulated in clause 4.1 of this Agreement is RMB1 million.

4.2	If the Transferor compensate the transferee in cash in accordance with Article 4.1 of this Agreement, the transferee has the right to deduct the cash compensation amount from the fourth instalment of the purchase price in priority.

ARTICLE V

FOLLOW-ON ACQUISITIONS

5.1	After the completion of the acquisition, if any transferor intends to continue to transfer the equity of the Target Company held by the transferor, the transferee shall have the right of first refusal (including priority over other shareholders) of the aforesaid equity to be transferred under the same conditions, and the Target Company and the transferor undertake and shall ensure the realization of such preemptive right of the transferee.

5.2	The transferee undertakes that if both the Transferor and the Target Company have fulfilled their obligations under this Agreement, and the transferee has not deliberately obstructed (including positive and passive obstruction) the normal operation and management of the Target Company, the transferee will further acquire 34% of the Transferor’ equity interest in the Target Company by the end of 2027 at a valuation not lower than the valuation of the Target Company (i.e. RMB 50 million), so that after the completion of the acquisition, Zhibao Technology will obtain 85% of the Target Company and Xuegeng Zhao holds 15% of the equity of the Target Company.

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The parties confirm that the basic conditions for the subsequent equity acquisition shall be subject to this Agreement, and the specific details shall be agreed in a separate agreement between the parties at that time.

5.3	In view of the fact that the subsequent acquisition of the transferee is a key consideration in the decision of the two parties to initiate the cooperation, if the transferee does not carry out the subsequent equity acquisition in accordance with the provisions of this Agreement, it is a material breach of contract, and the Transferee shall pay liquidated damages calculated at a rate of 10% based on a principal amount of RMB 17 million (RMB 50 million × 34%). . However, if the Target Company fails to meet the conditions for subsequent acquisition stipulated in this Agreement, or the transferee and the transferee fail to reach an agreement on the conditions for subsequent acquisition, the transferee shall not be liable for breach of contract.

5.4	Unless otherwise agreed by the parties, the transferee will pay each instalment of the acquisition of the equity interest of Zhonglian in cash.

ARTICLE VI

ILLUSTRATION OF ZHONGLIAN’S VALUATION

6.1	The Transferor and the Target Company undertake that before the signing of this Agreement, the Transferor and the Target Company have truthfully disclosed the latest financial statements of Zhonglian to the transferee (see Annex 2 for details), and the Target Company and the Transferor have truthfully disclosed to the transferee the amounts and reasons for the formation of the relevant subjects in the financial statements.

ARTICLE VII

REPORT ON CHANGES IN SHAREHOLDERS

7.1	Obligation to cooperate in reporting. The Target Company and the Transferor will report in writing to the Ningbo Supervision Bureau of the State Administration of Financial Supervision and Administration and log in to the insurance intermediary cloud platform to submit a report on the change of shareholders and shareholding structure within 5 days from the date of the change of industry and commerce, and the transferee agrees to provide reasonable cooperation in the reporting process.

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ARTICLE VIII

PROMISES AND WARRANTIES

8.1	The Target Company and the Transferor undertake:

1)	After the acquisition, Zhonglian shall strictly abide by (and shall ensure that its holding subsidiaries strictly abide) the requirements of all PRC laws and regulations involved in the conduct of the company’s business, and in accordance with the requirements of the law, timely handle business qualifications and standardize daily business activities (including but not limited to taxation, labor, social security, etc.).

2)	The governance structure of Zhonglian shall be subject to Article 9 of this Agreement, the Articles of Association, the amendments to the Articles of Association and the provisions of the law. However, in particular, if the shareholders’ meeting of Zhonglian makes a resolution not to distribute profits, dispose of the company’s equity or other assets held by Zhonglian, change the control of Zhonglian, and other resolutions of the shareholders’ meeting that lead to the dilution of the equity of Zhonglian held by the transferee, and other adverse effects on the shareholders’ rights and interests of the transferee, the consent vote of the transferee shall be included.

8.2	For the purposes of performing this Agreement, each party represents and warrants to the other parties that, as of the date of this Agreement:

1)	This Agreement has been validly signed and entered into force by all parties;

2)	Each party shall have the legal and full right and authority to enter into and perform this Agreement and any other transaction documents relating to the Acquisition, which, if executed, constitute valid and binding obligations for the parties in accordance with their respective terms.

8.3	Guarantee of the Target Company and the Transferor. The Target Company and the Transferor hereby warrant to Zhibao Technology that the statements and representations made in Annex 1 of this Agreement are true, complete and correct, effective from the date of signing this Agreement, and continue to be true, complete and correct until the payment date of the first, second and third installments of the acquisition.

8.4	Restrictive Obligations. In addition to the changes made for the acquisition, from the date of signing this Agreement to the completion of the transfer of documents and assets in accordance with Article 3.5.3 of this Agreement (the “Transition Period”), the Transferor undertakes that the Target Company shall maintain normal operations, the expense process shall comply with financial regulations, maintain the Target Company’s books and maintain normal operating funds, and the Target Company’s cash flow will be positive during the period from the signing of this Agreement to the end of the Transition Period.

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8.5	During the transition period, without the prior written consent or approval of the transferee (except as otherwise agreed in this Agreement), the Target Company and the Transferor shall not take any of the following actions:

(1)	The Target Company opens a new bank account;

(2)	Establish and cancel new branches, and change the cooperation mode with branches;

(3)	The Target Company enters into any agreement or undertaking on equity investment or fixed asset investment;

(4)	enter into any agreement for the disposal of the equity interest in the Target Company (including but not limited to the transfer of the equity interest in the Target Company or the interest in the equity interest, or the restriction of rights such as security in the equity interest in the Target Company or the equity interest) or make any undertaking in respect of the above matters;

(5)	Adoption of a new articles of association or amendments to the articles of association of the Target Company;

(6)	entering into any contract or undertaking other than the ordinary course of business;

(7)	increase any borrowings, including but not limited to bank loans, shareholder loans, other personal loans, etc., unless otherwise agreed in this Agreement;

(8)	the issuance of any equity or other securities or rights in the Target Company;

(9)	provide a security interest in any third party or create any encumbrance on the assets or business of the Target Company in respect of a third party’s debts;

(10)	to adjust the personal remuneration (including but not limited to salary, pension and other benefits) of any employee or to hire a new employee, except as required by applicable law or for the purpose of complying with laws and regulations;

(11)	change any policy on the supply and sale of services to the Target, except for the purpose of complying with applicable laws and regulations;

(12)	Modify or terminate any material business contract of the Target Company, except for the purpose of complying with the requirements of applicable laws and regulations;

(13)	announce, distribute or pay any dividends, expenses or other similar distributions to shareholders, except for the Transferor’ book profit dividends on the Target Company before the delivery date and the reimbursement of expenses advanced to the Target Company in the ordinary course of business;

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(14)	Take actions that may result in a change in the nature or scope of business of the Target Company;

(15)	dispose of, or agree to dispose of, fixed assets of more than RMB 50,000 individually or cumulatively;

(16)	capital reduction, liquidation, dissolution or liquidation of the Target Company, or any change or restructuring of the capital structure of the Target Company or any event resulting in a change in its shareholding;

(17)	Approval of the target’s annual operating budget and business plan, as well as the approval of the target’s related management, operational, compliance and similar plans and significant changes thereto;

(18)	make any changes to its current accounting application or policies, nor shall any action be taken in relation to amending the articles of association or constitutive documents of the company;

(19)	initiate, terminate or resolve any litigation, arbitration or other dispute resolution proceedings related to government agencies (other than disclosed litigation/arbitration/other dispute resolution matters), other than in the ordinary course of business;

(20)	any guarantee or any other form of guarantee provided by the Target Company;

(21)	Outside the normal operation of the Target Company, the Target Company is liable for liabilities of more than RMB200,000 in aggregate in a single transaction or during the transition period; and

(22)	Entering into any agreement or undertaking in relation to any of the foregoing.

ARTICLE IX

CORPORATE GOVERNANCE

9.1	Board of Directors.

9.1.1	From the delivery date, the Target Company will set up a board of directors, which will be composed of 3 directors (including a chairman), who will be elected by the shareholders’ meeting. Candidates for directors shall be selected in the following manner: the transferee shall have the right to nominate two candidates for director, and the Transferor shall have the right to nominate one candidate for director.

9.1.2	The parties hereby agree that the candidates nominated by each party as set out in clause 9.1.1 shall be appointed as directors of the target company and shall vote in favour of or procure the affirmative vote of their nominees and/or nominee directors in relation to the election of directors at the relevant shareholders’ meeting and/or board meeting, and that the shareholders’ meeting shall not replace the directors nominated by that party as stipulated in clause 9.1.1 without the prior written consent of the nominating party.

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9.1.3	The nominee party as stipulated in Clause 9.1.1 above shall have the right to replace the director nominated by the nominee, and all other shareholders of the company agree and vote in favour of the change of director nominated by the party at the relevant shareholders’ meeting and/or board of directors or procure its nominee and/or its nominee director to vote in favour. Directors shall be appointed for a term of three (3) years and may be re-elected upon re-nomination by the nominating shareholder and election by the shareholders’ meeting.

9.1.4	The company has a chairman of the board of directors and no vice chairman, and the chairman of the board of directors shall be a director nominated by Zhibao Technology, and all parties agree to vote in favor of the election of the director by the board of directors as chairman or to cause its agents and/or its nominee directors to vote in favor. The chairman of the board of directors shall exercise his powers within the scope of the resolution of the board of directors. The Chairman of the Board shall be responsible for convening and presiding over the meetings of the Board of Directors and informing the Board of Directors of the place and time of the meetings. If the chairman of the board of directors is unable to perform his duties for any reason, the chairman of the board of directors is obliged to appoint a director to perform his duties in place of the chairman of the board. The Board of Directors of the Company shall meet at least once a year.

9.1.5	The voting on the resolution of the board of directors shall be one person, one vote. The resolutions made by the board of directors shall be passed by more than half of all directors, and the decisions on the matters discussed shall be recorded, and the directors present at the meeting shall sign the minutes.

9.1.6	The transferee promised that by the end of 2027, the two directors nominated by it would not require any salary or fees from the Target Company.

9.2	Shareholders’ Meeting.

9.2.1	The shareholders’ meeting of the Target Company is composed of all shareholders. The shareholders’ meeting is the highest authority of the company and exercises the following functions and powers in accordance with the law:

(1)	Election and replacement of directors and supervisors, and determination of remuneration matters related to directors and supervisors;

(2)	review and approve the report of the Board of Directors;

(3)	deliberate and approve the report of the supervisors;

(4)	Review and approve the company’s profit distribution plan and loss recovery plan;

(5)	Make resolutions on the increase or decrease of the company’s registered capital;

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(6)	Resolution on the issuance of corporate bonds;

(7)	Resolutions on the merger, division, dissolution, liquidation or change of the form of the company;

(8)	amending the Articles of Association;

(9)	Other functions and powers stipulated in the articles of association.

If the shareholders unanimously agree in writing on the matters listed in the preceding paragraph, they may make a decision directly without convening a shareholders’ meeting, and all shareholders shall sign or affix their seals to the decision document.

9.2.2	At the shareholders’ meeting, shareholders shall exercise their voting rights in accordance with the proportion of their capital contributions. The resolution of the shareholders’ meeting to amend the articles of association of the company, as well as the resolution of the merger, division, dissolution or change of the form of the company, shall be passed by the shareholders representing more than two-thirds of the voting rights of all shareholders; The resolution of the shareholders’ meeting to increase or decrease the registered capital, or not to distribute profits, or to dispose of the company’s equity or other assets held by Zhonglian Corporation, or to lead to a change in the control of Zhonglian Corporation, or to dilute the equity of Zhonglian held by the Transferor, and other resolutions that adversely affect the shareholders’ rights and interests of the Transferor, shall be unanimously agreed by all shareholders. Resolutions on matters other than those mentioned in the preceding paragraph shall be passed by the shareholders representing more than half of the voting rights.

9.3	General Manager. The company has a general manager, who is appointed or dismissed by the board of directors. The term of office of the general manager is three years, and the term of office expires and can be re-elected. The legal representative of the company shall be the general manager. Based on the Transferor’ commitment to the Performance Target of the Target Company, the parties agree that until the end of 2027, Qin’er Ye will still serve as the general manager of the Target Company, but if Qin’er Ye uses her position as general manager to misappropriate the company’s funds, embezzle the company’s property, divulge the company’s trade secrets, violate non-compete obligations, conduct related party transactions without effective resolutions, and fail to implement the resolutions of the board of directors and other circumstances that harm the interests of the Target Company and the shareholders of the Target Company, the board of directors has the right to replace the general manager by resolution.

9.4	Head of Finance. The company has a person in charge of finance, who shall be appointed by Zhibao Technology after receiving the third installment of the Acquisition Money paid by the transferee.

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9.5	Conflicts. The parties to this Agreement shall cooperate in taking all necessary steps to make appropriate amendments to the Articles of Association of the Target Company so that, as from the Delivery date, the Articles of Association of the Target Company reflect the provisions of this Clause 9 as far as possible, and the parties hereby acknowledge and agree to refer to the provisions of this Agreement for the relevant governance provisions of the Target Company that are not specified in the Articles of Association of the Target Company. Without derogating from the foregoing, the parties agree that the articles of association and other relevant transaction documents (hereinafter collectively referred to as the “Confirmation Documents”) confirmed by the parties shall be submitted to the industrial and commercial bureau where the Target Company is located for filing and registration. If the local industrial and commercial bureau has other format requirements for any documents submitted by the company, the parties shall supplement a relevant document that meets the requirements of the local industrial and commercial bureau on the basis of full consultation in good faith and submit it to the industrial and commercial bureau.

ARTICLE X

LIABILITY FOR BREACH OF CONTRACT

10.1	Overview. Unless otherwise agreed in this Agreement on liability for breach of contract, if either party violates the provisions of this Agreement or delays in performing its obligations under this Agreement for any reason, the non-breaching party may require the breaching party to rectify the situation and compensate the non-breaching party for its losses. Such losses include, but are not limited to, the actual expenses incurred by the non-breaching party in performing its obligations under this Agreement, as well as reasonable rights protection expenses such as attorney fees and litigation costs.

10.2	Liability of the Transferor for breach of contract.

10.2.1	If the conditions precedent to the payment of the first purchase price stipulated in clause 3.1.1 of this Agreement are not completed by July 31, 2025, the transferee shall have the right to choose to terminate this Agreement, and this Agreement shall be terminated on the date of service of the notice of termination by the transferee.

10.2.2	If it is not attributable to the transferee, the Transferor and the Target Company violate the post-closing obligations under Clause 3.5.1 and Clause 3.5.3 of this Agreement, the Target Company and the Transferor shall pay overdue liquidated damages to the transferee at the rate of 5/10,000 of the purchase price paid by the transferee for each overdue day until the post-delivery obligations are completed. If the post-closing obligations under Clause 3.5 remain unfulfilled after twenty (20) Business Days following the deadline specified therein (the “Grace Period”), the Transferee shall have the right to terminate this Agreement upon the expiration of the Grace Period. This Agreement shall be terminated on the date on which the transferee serves the notice of termination. The Transferor shall return the full amount of the transfer price paid by the Transferee within three (3) business days from the date of termination of this Agreement and pay liquidated damages to the Transferee at the rate of 10% of the purchase price paid by the Transferee, and if such liquidated damages are insufficient to compensate the Transferee for its losses, the Transferor will continue to indemnify the Transferee against the losses.

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10.2.3	Except as otherwise provided in this Agreement, the Transferor shall be entitled to terminate this Agreement upon the expiration of the Transferor’ Grace Period for Default if the Transferor breaches its obligations under this Agreement (including, but not limited to, breach of warranties under Exhibit 1, deviation from representations under Exhibit 1, breach of restrictive obligations during the transitional period under Sections 8.4 and 8.5) that by their nature cannot be remedied or is not remedied within twenty (20) business days after the Transferee serves written notice on the Transferor (the “Grace Period for Default of the Transferor”). This Agreement shall be terminated on the date on which the transferee serves the notice of termination. The Transferor shall return the full amount of the transfer price paid by the Transferee within three (3) business days from the date of termination of this Agreement and pay liquidated damages to the Transferee at the rate of 10% of the purchase price paid by the Transferee, and if such liquidated damages are insufficient to compensate the Transferee for its losses, the Transferor shall continue to indemnify and hold harmless the Transferee from and against any losses..

10.3	Liability for breach of contract by the transferee.

10.3.1	If the transferee fails to pay the purchase price to the Transferor on time in accordance with Article 3.2 of this Agreement due to reasons attributable to the transferee, the transferee shall pay the Transferor overdue liquidated damages at the rate of 5/10,000 of the unpaid amount payable for each overdue day (hereinafter referred to as “overdue liquidated damages”). until the payment is complete. If the payment is not made within ninety (90) days after the due date, the Transferor shall have the right to choose one of the following according to the specific circumstances: (1) require the transferee to continue to perform the payment obligation of each instalment of the purchase price and pay the overdue liquidated damages until the actual payment date; or (2) require the transferee to pay all the equity Acquisition Money in a lump sum according to the amount agreed in this Agreement (based on the provisional purchase price of 25.5 million, if the adjustment amount can be determined by then, the adjusted amount shall prevail), and at the same time may require the transferee to pay overdue liquidated damages until the actual payment date; or (3) the equity Acquisition Money paid by the transferee shall be non-refundable, and the liquidated damages shall be calculated at 10% of the unpaid purchase price due from the transferee at that time, and after deducting the liquidated damages from the amount already paid by the transferee, the corresponding proportion of equity in Zhonglian shall be allocated to the transferee based on a valuation of RMB 50 million. If the above liquidated damages are insufficient to compensate the Transferor for its losses, the transferee will continue to compensate the Transferor to protect it from losses.

10.3.2	In the event of the occurrence of the above-mentioned 10.3.1 and the Transferor chooses to exercise the rights in paragraph (2), the Transferor shall complete the registration procedures for the industrial and commercial change of the Target Equity within thirty (30) business days after the transferee has paid all the equity Acquisition Money and the overdue liquidated damages, and the Transferor shall complete the registration procedures for the industrial and commercial change of the Target Equity, which will be 51%. The equity is registered in the name of the transferee; If the Transferor chooses to exercise the rights in paragraph (3), the Transferor shall, within thirty (30) business days after notifying the transferee in writing to convert the purchase money paid by the transferee into shares of Zhonglian, complete the registration procedures for the corresponding industrial and commercial change of equity, and register the converted equity in accordance with Article 10.3.1 to the name of the transferee.

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10.3.3	If the transferee fails to pay the first installment of the purchase price before July 31, 2025 as agreed before the delivery date, the Transferor has the right to choose to terminate this Agreement, and this Agreement shall be terminated on the date when the Transferor deliver the notice of termination.

ARTICLE XI

NOTICE

11.1	Delivery of Notices.

11.1.1	Notices, demands, or communications of information to any other party in connection with this Agreement shall be in writing and shall be delivered by hand, facsimile, telex, or post. Unless there is evidence that it has been received in advance:

(1)	In the case of personal delivery, the notice shall be deemed to have been given when it is delivered to the specified address;

(2)	In the case of courier, the notice shall be deemed to have been given within five (5) business days after the courier;

(3)	where sent by facsimile, the notice shall be deemed to have been given when the sender’s facsimile machine records the confirmation of transmission; and

(4)	In the case of e-mail, the notice is deemed to have been delivered when the sender’s e-mail system confirms that the delivery was successful.

11.2	Notification address.

11.2.1	Each party designates the address to receive the notice as follows, and either party may send notice in writing to the other party, and the other party shall promptly notify the other party of any change in the following contact information:

(1)	The notice to Zhibao Technology is sent to:

Address: [3rd Floor, Lane 727, Wuxing Road, Pudong New Area, Shanghai]

Zip code:【201204】

Telephone:【******】

Fax:【/】

Email:【******】

Recipient: [Luo Xiao/Luo Min]

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(2)	Notices to the Target Company and the Transferor should be sent to:

Address: Room 1502, Block A, Herong Building, No. 189, Panhuo Road,

Yinzhou District, Ningbo City, Zhejiang Province

Zip code: 311115

Telephone: [******]

e-mail:[******]

To: Xuegeng Zhao/Qin’er Ye

The above service address agreed in this Agreement applies to the service of all kinds of notices, agreements and documents related to this Agreement, including but not limited to the service of all kinds of notices, agreements and other documents during the performance of the agreement, as well as the service of relevant documents and legal documents in the event of a dispute under the agreement, and also includes the service of relevant documents and legal documents in the first instance, second instance, retrial and enforcement procedures after the dispute enters into arbitration and civil litigation procedures, as well as other procedures.

ARTICLE XII

OTHER

12.1	Force Majeure.

12.1.1	Force majeure means any objective event beyond the control of the parties to this Agreement, which is unforeseeable, or which is foreseeable but cannot be avoided or overcome, and which occurs after the date of this Agreement and renders it impossible for either party to perform this Agreement in whole or in part. Force majeure includes, but is not limited to, strikes, employee riots, explosions, fires, floods, earthquakes, typhoons or other natural disasters and wars, civil harassment, vandalism, expropriation, confiscation, acts of government sovereignty and changes in the law.

12.1.2	If either party fails to perform or delays in performing this Agreement due to the occurrence of the aforesaid force majeure, but has taken appropriate measures to avoid the expansion of losses, promptly notifies the other party, and provides the other party with details of the accident and valid proof within fifteen (15) days after the occurrence of the force majeure, the party that fails to perform or delays in performing its obligations under this Agreement shall not be liable for breach of contract.

12.1.3	After the occurrence of force majeure, the parties to the agreement shall continue to execute this Agreement to the greatest extent possible through friendly negotiation.

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12.2	Confidentiality.

12.2.1	Each party shall be obliged to take confidentiality measures for the content of this Agreement, the performance of this Agreement, all information related to the cooperation of all parties, and the trade secrets of the other party known as a result of this acquisition, and shall not disclose them to any third party without the written consent of one party, otherwise, the party that violates the confidentiality obligation shall compensate the non-breaching party for all losses suffered thereby.

12.2.2	If this Agreement is terminated for any reason, the provisions of Section 12.2 of this Agreement shall continue in effect until the Confidential Information becomes public information.

12.3	Modification and Termination of Agreement.

12.3.1	Any amendment or change to this Agreement shall be subject to separate negotiation between the parties and a written contract shall be signed by the parties on the modification or change before it can take effect.

12.3.2	Unless otherwise agreed in this Agreement, this Agreement shall be terminated by mutual agreement of the parties or in accordance with Article 10 of this Agreement.

12.3.3	According to the provisions of this Agreement, if the party entitled to terminate this Agreement proposes to terminate the Agreement, it shall notify the other party in writing to terminate the Agreement, and the notice shall take effect when it arrives at the address of the other party to receive the notice under this Agreement. For the avoidance of doubt, if Zhibao Technology issues a notice of termination to the Target Company and the Transferor, it shall take effect when the notice of termination reaches either the Target Company and the Transferor.

12.3.4	After the termination of this Agreement, unless otherwise agreed by the parties at that time, the parties to this Agreement shall, in accordance with the principles of fairness, reasonableness, good faith, try to restore to the state at the time of signing this Agreement, and return the equity under this Agreement obtained from the other parties within 30 days after the termination of this Agreement, but in no case shall it affect the right of the non-breaching party to require the breaching party to bear the liability for breach of contract and compensate for losses in accordance with the provisions of this Agreement.

12.4 Taxes and Fees. Unless otherwise agreed in this Agreement, the taxes and fees arising from the transactions under this Agreement shall be borne by each party in accordance with the provisions of the law; If either party breaches the contract, resulting in an additional tax burden or the tax paid cannot be refunded, the defaulting party shall actually bear the corresponding tax in full.

12.5 Independence. If any provision of this Agreement or any other agreement or contract between the parties is invalid or unenforceable, or becomes invalid or unenforceable, due to reasons caused by the laws of the People’s Republic of China, the validity of the remaining provisions of this Agreement or any other agreement or contract between the parties shall not be affected; Each party shall endeavour to seek an alternative provision that is effective and enforceable and best reflects the commercial intent of the parties at the time of the contract.

12.6 Waiver. The failure or delay by a party in exercising any right or remedy under this Agreement shall not be deemed a waiver of such right or remedy. The single or partial exercise of any right or remedy shall not preclude the future exercise of that right or remedy.

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12.7 Governing Law and Dispute Resolution

12.7.1	The conclusion, validity, interpretation and performance of this Agreement shall be governed by the laws of the People’s Republic of China (for the purposes of this Agreement, excluding the laws of the Hong Kong Special Administrative Region, the Macao Special Administrative Region and the Taiwan Region).

12.7.2	Any dispute, controversy or claim arising out of or in connection with this Agreement, including the validity, invalidity, performance, breach or termination of this Agreement, shall be settled by negotiation between the parties. If the negotiation fails, the parties shall submit such disputes, controversies or claims to the people’s court where the Target Company (Zhonglian Jinan Insurance Brokers Co., Ltd.) is located for litigation.

12.7.3	Litigation fees, attorney fees, property preservation fees, travel expenses, execution fees, appraisal fees, auction fees, service fees, announcement fees and other expenses arising from dispute resolution shall be borne by the party who loses the dispute award. During the litigation, each party shall continue to fully perform the other provisions of this Agreement, except for the matters in dispute.

12.8 Effectiveness and Effect

12.8.1	This Agreement shall be established and enter into force upon signature by the parties. This Agreement shall be executed in one (4) copies, one (1) copy by each party, each of which shall have the same legal effect.

12.8.2	In the event of any conflict between the contents of this Agreement and the Investment Agreement and the Articles of Association, the contents of this Agreement shall prevail, and if there is no provision in this Agreement, the contents of the Investment Agreement shall apply.

(No text below)

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(This page is the Acquisition Agreement Signing page.) In good faith that each party to this

Agreement has signed or procured that its duly authorized representatives have signed this

Agreement on the date set forth at the beginning of this Agreement. )

Zhibao Technology Co., Ltd (Seal)

/s/ Botao Ma
Signature/seal of the legal representative (or authorized representative)

Xuegeng Zhao
By:	/s/ Xuegeng Zhao
Signature/Signature

Qin’er Ye
By:	/s/ Qin’er Ye
Signature/Signature

Zhonglian Jinan Insurance Brokers Co., Ltd (Seal)

/s/ Xuegeng Zhao
Signature/seal of the legal representative (or authorized representative)

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Appendix 1 Representations and warranties of the Target Company and the Transferor

Unless otherwise specified in this Agreement, the Target Company and the Transferor hereby jointly and severally represent and warrant to Zhibao Technology that the following statements and representations are true, complete and correct, effective from the date of signing this Agreement, and continue to be true, complete and correct until the delivery date, the second and third installment payment dates (for the avoidance of doubt, unless otherwise expressed, the “Zhonglian” in the following representations and warranties also includes the holding subsidiary of Zhonglian).

1.	Organizational structure

Zhonglian is a legally incorporated and validly existing company under the laws of the People’s Republic of China and has the right to operate its business in accordance with its business license, articles of association or relevant approval documents, and to fulfill all its obligations under each of its commitments as a party to this Agreement.

Zhonglian has been authorized to enter into and perform this Agreement and has full legal right, capacity, power and all necessary authorizations to conclude, sign and deliver this Agreement and fully perform its obligations under this Agreement.

2.	Registered capital and shareholders

As of the date of signing this Agreement, the registered capital, shareholders and shareholding ratio of each shareholder of Zhonglian Financial Security include its registration information with the market supervision and administration department. All shareholders of Zhonglian Jinan have completed their paid-in capital contributions to Zhonglian Jinan in cash within the time limit stipulated in the Articles of Association of Zhonglian. There is no pledge, freezing or other restriction of rights on the equity of Zhonglian held by the shareholders of Zhonglian, and there are no other equity or other securities that have been granted or issued by Zhonglian Jinan.

3.	Business qualifications

Zhonglian operates in accordance with the provisions of laws and regulations, and all business qualifications and approval or filing procedures that have been obtained are fully valid, and there are no pending or potential legal procedures that will lead to the revocation, termination, suspension or modification of any business qualifications and approval or filing procedures.

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4.	There are no undisclosed litigations, arbitrations and administrative penalties

As of the date of signing this Agreement, except for the circumstances disclosed in writing by Zhonglian and the Transferor to Zhibao Technology (Appendix 6), there are no pending and potential claims, administrative penalties, administrative investigations (except routine investigations), litigation or arbitration proceedings against Zhonglian, regardless of whether such proceedings are legally initiated or initiated by any central, provincial, local or other government departments, commissions, offices, management bureaus, agencies or other individuals or economic organizations. and its foreseeable circumstances.

Zhonglian is not restricted by any decision, judgment, ruling or award made by any court, arbitration commission or other administrative authority that affects the normal operation of Zhonglian or involves the assets of Zhonglian, and it is foreseeable.

During the transition period, if there is any litigation, arbitration or administrative penalty of Zhonglian, or if there are any potential claims, administrative penalties, administrative investigations, litigation or arbitration proceedings against Zhonglian Financial as far as the Target Company and the Transferor are aware, the Transferor and the Target Company shall promptly notify the transferee in writing.

5.	Major contracts

As of December 31, 2024, the list of all material contracts signed as a party is attached to Annex 3.

6.	Liabilities and Guarantees

As of the date of signing of this Agreement, the liabilities and guarantee information of Zhonglian are shown in Appendix 4.

7.	Staffing

As of the date of signing of this Agreement, the number of employees of Zhonglian, and the specific personnel information is shown in Annex 5.

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Annex 2 Financial statements

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Appendix 3 List of major contracts of the Target Company

“Material Contract” means a contract (oral or written) to which the Target Company is a party or bound by it, which has not yet been fulfilled and which meets one of the following conditions:

A. The total value, cost, or amount exceeds【】or cause the total amount of debts or contingent liabilities incurred by the Target Company to exceed【】Yuan contracts;

B. Contracts relating to the sale, issuance, gift, purchase, repurchase or redemption of equity interests in the Target Company;

C. Contracts involving mortgages, guarantees, pledges, or other forms of grant of security interests in the Target Company;

D. Acquisitions or sales involving the target’s current and proposed businesses, or contracts involving mergers, consolidations, consortia, partnerships, joint ventures or similar arrangements;

And. Contracts involving the transfer or licensing of any intellectual property by a third party to the Target, or the assignment or licensing of any intellectual property by the Target to a third party, or the obligation of the Target Company to share or jointly develop any intellectual property with any third party;

F. Contracts that have significant restrictions on the Target Company (including but not limited to non-competition contracts, contracts restricting sales and market segmentation, etc.).

Contract number	The name of the contract	Signatory Subject	Signing time	Duration of the contract	Contract amount (if there is no fixed amount, it is recommended to specify the specific fee arrangement)	Performance of the contract	Whether there is a breach of contract (if so, a description of the breach of contract and the handling of the breach)

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Appendix 4 Liabilities and guarantees of the Target Company

(1) List of liabilities

Basis of debt generation (name of the contract, if there is no contract, indicating the background in which the debt was incurred)	Name of creditor	Total debt amount (i.e. contract amount)	Remaining outstanding amount	Interest rate (if involved)	Debt maturity date	Debt performance	Whether to set up a guarantee (if so, please specify the information of the guarantee entity and the type of guarantee)	Whether there is a breach of contract (if so, a description of the breach of contract and the handling of the breach)

(2) List of guarantees

Type of security (guarantee, pledge, mortgage, etc.)	Encumbered property (if involved)	The name of the contract guaranteeing the principal claim	Name of the principal creditor	The name of the principal creditor debtor	The amount of the secured principal claim	Duration of the Guarantee	Guarantee the performance of the principal creditor’s right	Whether the main claim is in default (if so, a description of the default and the handling of the default)	Whether it is asserted to perform the guarantee liability

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Appendix 5 List of personnel of the Target Company

name	gender	age	posts	Onboarding time	The expiration date of the employment contract is stipulated

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Appendix 6 Litigation, Arbitration and Administrative Penalties of the Target Company

None.

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